Exhibit 99

United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK             Fax:740/633-1448

We are United to Better Serve You!

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 10:00 a.m. January 28, 2016

Subject:	United Bancorp, Inc. Reports a 21% Increase in Diluted Earnings per Share, a Forward Dividend Yield of 4.17% and Market Value Appreciation of 19% for the Year Ended December 31, 2015

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported diluted earnings per share of $0.64 for the year ended December 31, 2015 compared to $0.53 for the year ended December 31, 2014, an increase of 21%. This growth in earnings can be attributed to several factors which are explained below in detail. The Company’s diluted earnings per share for the three months ended December 31, 2015 increased 13% to $0.17 from $0.15 for the three months ended December 31, 2014.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very happy to report on the earnings improvement of our Company, both quarterly and for the year ended December 31, 2015. The increase in the Company’s earnings is reflective of the growth in loan-related earning assets for the Company, especially over the second half of 2015. The Company’s net interest margin decreased slightly for 2015 to a level of 3.64% compared to 3.75% for 2014. This decrease in the net interest margin is attributed to the Company having a higher level of investment securities for 2015 as compared to 2014. Even though the yield on these short-duration securities had somewhat of a dilutive impact on the net interest margin, the increased position in these securities helped keep the Company’s level of investment income relatively stable year-over-year. In addition, the net interest margin was impacted by the downward repricing of the loan portfolio in the low rate environment that continued during the course of this past year. While the Federal Open Market Committee did increase the target for the federal funds rate by 25 basis points in December 2015, this did not impact the Company’s revenue stream given that the adjustment was made so late in the year. Period-over-period, the Company’s average loans increased $4.6 million while gross loans increased by $13.9 million or 4.40%. As previously mentioned, the Company generated strong loan growth during the final two quarters of 2015 which led to an increase in the level of net interest income that the Company realized in each of these final two quarters. It is strongly anticipated that this positive trend will continue in 2016. The Company maintained its funds management policy by keeping the majority of its surplus funding in very liquid, lower-yielding excess reserves at the Federal Reserve, which totaled $30.4 million on an average basis for 2015, and resisting the temptation of extending the duration of its investment portfolio to achieve higher investment yields; although, investment in shorter-duration securities accelerated for the year. As a result, the securities and other restricted stock balance increased by $14.8 million to a level of $38.8 million at year end. On a year-over-year basis, the Company’s credit quality has not changed significantly as nonaccrual loans marginally increased by $86,000 to a level of $1.0 million, or 0.32%, of total loans. Net loans charged off for 2015 were $380,000, or 0.12% of average loans, as compared to $1.2 million, or 0.40%, for 2014. In addition, the Company continued to see a decrease in its other real estate and repossessions (“OREO”) as balances decreased by $782,000, or 68.6%, during the course of this past year to a level of $357,000. Lastly, the overall total allowance for loan losses to total loans was 0.74% resulting in a total allowance for loan losses to nonperforming loans of 233.46% at December 31, 2015 compared to 0.76% and 250.45% respectively at December 31, 2014. With this continued trend of improving credit quality and strong coverage, the Company projects a further reduction of its provision for loan losses which should have a positive impact on future earnings.

On the liability-side of the balance sheet, the Company continued to see a positive return on its strategy of attracting additional customers into lower-cost funding accounts while allowing higher-cost funding to run off. Year-over-year, low-cost funding, consisting of demand and savings deposits, increased by $11.1 million while higher-cost time deposit balances decreased by over $10.2 million, helping to reduce the overall interest expense of the Company. The Company continued to see the positive impact of attracting a higher number of active transaction accounts which resulted in service charges on deposit accounts increasing by $127,000, or 4.60%, on a year-over-year basis as of December 31, 2015. It is projected that this trend will continue even with the Government mandated regulations relating to the Dodd-Frank Act being more fully implemented. The heightened implementation of this legislation may potentially have a limiting effect on the level of revenue realized per account which should be offset by the Company’s focus on attracting a higher number of transaction accounts that can generate fee-based income. Lastly, noninterest expense decreased on a year-over-year basis by $656,000 or 5.0%. As previously announced, the Company’s office consolidation in its Glouster, Ohio marketplace was completed late in the first quarter of 2015 and has lead to additional cost savings which should help to further contain noninterest expense in future periods. Greenwood stated that, “Our goal is to control our level of noninterest expense while continuing to build and strengthen our operational foundation which should lead to future growth, higher levels of operating income and, ultimately, a higher level of performance. Over the next 24 months, it is projected that the Company’s interest expense will be positively impacted by the repricing of $26 million in fixed-rate advances with the Federal Home Loan Bank (“FHLB”) that are set to mature. The average cost of these advances is 3.66% and, given the current interest rate environment, should lead to continued savings in interest expense. In May 2016, a $6.0 million FHLB advance matures at a rate of 3.28%. If this advance is replaced with a short term borrowing at a current rate of 50 basis points, the Company will save approximately $167,000 annually in interest expense beginning in May 2016. In addition, the Company’s $4.1 million subordinated debenture repriced on January 1, 2016 from a fixed rate of 6.25% to a variable rate of 0.62% based on the three-month LIBOR plus a margin of 1.35%. At this level, the Company will save approximately $177,000 in interest expense annually beginning this year.” Greenwood concluded, “With our continued focus of shifting lower-yielding liquid assets into higher-yielding quality loans, growing service charge income on deposit accounts, controlling of our noninterest expense, reducing our interest expense in 2016 and the budgeted lowering of our loan loss provision even further, we are projecting continued improvement in our earnings for 2016.”

Scott A. Everson, President and CEO stated, “We are very pleased with our Company’s double-digit earnings growth on both a quarterly and annual basis this past year. The results that we are seeing today are reflective of the somewhat conservative posturing that we undertook in recent years in the aftermath of the Great Recession to protect both our capital base and earnings stream. Most of the earnings improvements that we have seen over the course of the past eighteen months have come from process changes and product enhancements implemented in recent years that have led to operational efficiencies which have lowered our non-interest expense levels while driving higher levels of fee-based revenue for our Company. We are currently pleased with the results that we are now seeing and will continue looking for additional opportunities that will help our organization become more operationally efficient, generate higher levels of revenue and produce higher levels of quality earnings. Being a very well capitalized Bank in today’s environment will allow us to enhance our focus in the coming quarters on further implementing the growth strategy that was initiated late in the second quarter of 2015 which exclusively focuses on driving the loan volumes of our company. This strategy, which entails adding additional origination personnel to our commercial and residential lending platforms and enhancing the lending programs that our Company offers, should generate higher levels of interest and fee-based revenue in the coming quarters. Although it is anticipated that such initiatives will lead to higher non interest expense levels for our Company, the projected revenue generated and earnings produced should be far greater. We have begun to see the results of this initiative with our gross loans increasing by $13.9 million year-over-year. Most of this growth occurred during the last two quarters of this past year. With this recent momentum, we strongly anticipate that this newly initiated revenue enhancement strategy, along with the aforementioned downward pricing of a large portion of our borrowed funds base, should help enhance the overall operating income that our Company generates over the course of the next twenty-four months and drive earnings growth at levels similar to what we have seen in recent quarters. Our Company is beginning to be rewarded by the markets for this level of performance as we have seen the market value of our stock increase from $8.07 at year-end 2014 to $9.59 at year-end 2015, an increase of 19%. With our Company’s present price-to-earnings multiple and projected direction of earnings, we believe that our stock can continue to trade at higher market valuations in the near term.” Everson concluded, “Our number one focus continues to be protecting and growing our shareholders’ investment in our Company through sound and profitable operations and strategic growth. In addition to driving the market value appreciation of our shareholders’ ownership, we will continue striving to reward our owners by paying a solid cash dividend. Our Company’s dividend payout increased 12.1% year-over-year and is presently yielding 4.17% on a forward basis (not including the recently paid special cash dividend.) At this level, our Company’s cash dividend is yielding nearly twice that of the average bank in our country. In addition, on December 29, 2015, the Company paid a special dividend of $0.05 which provides for a total cash dividend payout of $0.42 per common share by our Company in 2015. Overall, we are very pleased with the present operating performance of our Company and the direction that we are going. We look forward to carrying the earnings momentum seen this past year into 2016!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of approximately $405.1 million and total shareholder’s equity of approximately $41.5 million as of December 31, 2015. Through its single bank charter, The Citizens Savings Bank, the Company has eighteen banking offices that serve the Ohio Counties of Athens and Fairfield through its Community Bank Division and Belmont, Carroll, Harrison, Jefferson and Tuscarawas through its Citizens Bank Division. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,

“UBCP”

For the Three Months Ended
December 31,	December 31,	%
2015	2014	Change
Earnings
Interest income on loans	$3,682,427	$3,629,684	1.45%
Loan fees	220,818	198,362	11.32%
Interest income on securities	162,004	182,521	-11.24%

Total interest income	4,065,249	4,010,567	1.36%
Total interest expense	542,401	604,510	-10.27%

Net interest income	3,522,848	3,406,057	3.43%
Provision for loan losses	165,749	231,000	-28.25%
Net interest income after provision for loan losses	3,357,099	3,175,057	5.73%
Service charges on deposit accounts	735,085	697,293	5.42%
Net realized gains on sale of loans	2,118	7,647	-72.30%
Net realized gain on sale of other real estate and repossessions (OREO)	—	22,383	-100.00%
Net recovery on previously written down OREO	—	75,823	N/A
Other noninterest income	200,804	208,691	-3.78%
Total noninterest income	938,007	1,011,837	-7.30%
Provision for losses on impairment of foreclosed real estate	4,940	—	N/A
Other noninterest expense (Excluding provision for losses on impairment of foreclosed real estate)	3,057,060	3,190,497	-4.18%
Total noninterest expense	3,062,000	3,190,497	-4.03%
Income tax expense	366,974	263,558	39.24%

Net income	$866,132	$732,839	18.19%
Per share
Earnings per common share - Basic	$0.17	$0.15	13.33%
Earnings per common share - Diluted	0.17	0.15	13.33%
Cash Dividends paid	0.10	0.09	11.11%
Special cash dividend paid	0.05	—	N/A
Shares Outstanding
Average - Basic	4,858,085	4,812,338	—
Average - Diluted	4,927,180	4,890,364	—

For the Year Ended December 31,	%
2015	2014	Change
Earnings
Interest income on loans	$14,380,550	$14,707,602	-2.22%
Loan fees	944,888	895,195	5.55%
Interest income on securities	757,308	774,648	-2.24%

Total interest income	16,082,746	16,377,445	-1.80%
Total interest expense	2,283,468	2,466,512	-7.42%

Net interest income	13,799,278	13,910,933	-0.80%
Provision for loan losses	552,996	888,000	-37.73%
Net interest income after provision for loan losses	13,246,282	13,022,933	1.72%
Service charges on deposit accounts	2,876,219	2,749,709	4.60%
BOLI benefit in excess of surrender value	29,096	35,398	N/A
Net realized gains on sale of loans	42,517	30,106	41.22%
Net realized gain on sale of other real estate and repossessions (OREO)	—	26,830	N/A
Net realized gain on sale of available-sale-securities	31,672	26,660	N/A
Other noninterest income	822,711	828,783	-0.73%
Total noninterest income	3,802,215	3,697,486	2.83%
Provision for losses on impairment of foreclosed real estate	59,940	97,709	-38.65%
Other noninterest expense (Excluding provision for losses on impairment of foreclosed real estate)	12,430,153	13,048,341	-4.74%
Total noninterest expense	12,490,093	13,146,050	-4.99%
Income tax expense	1,334,075	923,074	44.53%

Net income	$3,224,329	$2,651,295	21.61%
Per share
Earnings per common share - Basic	$0.65	$0.54	20.37%
Earnings per common share - Diluted	0.64	0.53	20.75%
Cash Dividends paid	0.37	0.33	12.12%
Special Cash Dividend	0.05	—	N/A
Book value (end of period)	8.56	8.34	2.64%
Shares Outstanding
Average - Basic	4,856,735	4,846,219	—
Average - Diluted	4,933,156	4,924,245	—
Common stock, shares Issued	5,385,304	5,385,304	—
Shares held as Treasury Stock	5,744	7,850	—
At year end
Total assets	$405,124,328	$401,811,582	0.82%
Total assets (average)	410,486,000	403,387,000	1.76%
Cash and due from Federal Reserve Bank	12,700,962	39,163,419	-67.57%
Average cash and due from Federal Reserve Bank	30,393,000	35,989,000	-15.55%
Securities and other restricted stock	38,832,732	24,007,535	61.75%
Average Securities and other restricted stock	37,385,000	25,352,000	47.46%
Other real estate and repossessions (“OREO”)	357,306	1,139,526	-68.64%
Gross loans	329,663,034	315,754,467	4.40%
Average loans	318,337,000	313,691,000	1.48%
Allowance for loan losses	2,437,757	2,400,427	1.56%
Net loans	327,225,277	313,354,040	4.43%
Net loans charged off	380,213	1,245,967	-69.48%
Net overdrafts charged off	135,933	136,550	-0.45%
Total net charge offs	516,146	1,382,517	-62.67%
Non-accrual loans	1,044,199	958,437	8.95%
Loans past due 30+ days (excludes non accrual loans)	2,119,938	910,450	132.85%
Intangible assets	—	66,480	-100.00%
Mortgage servicing asset	59,524	72,211	-17.57%
Average total deposits	328,225,000	321,594,000	2.06%
Total Deposits	323,622,229	322,681,733	0.29%
Non interest bearing deposits	69,933,568	68,410,704	2.23%
Interest bearing demand	118,395,100	115,138,911	2.83%
Savings	77,671,650	71,319,276	8.91%
Time	57,621,911	67,812,842	-15.03%
Repurchase Agreements	5,691,306	5,097,690	11.64%
Advances from the Federal Home Loan Bank	26,530,001	26,718,782	-0.71%
Shareholders’ equity	41,496,229	40,389,103	2.74%
Shareholders’ equity (average)	41,686,000	39,735,358	4.91%
Stock data
Market value - last close (end of period)	$9.59	$8.07	18.84%
Dividend payout ratio	56.92%	61.11%	-6.85%
Price earnings ratio	14.75	x	14.94	x	-1.28%
Market Price to Book Value	112%	97%	15.00%
Annualized yield based on year end close (exclude special dividend)	3.86%	4.09%	0.23%
Key performance ratios
Return on average assets (ROA)	0.79%	0.66%	0.13%
Return on average equity (ROE)	7.73%	6.67%	1.06%
Net interest margin (Federal tax equivalent)	3.64%	3.75%	-0.11%
Interest expense to average assets	0.56%	0.61%	-0.05%
Total allowance for loan losses to nonperforming loans	233.46%	250.45%	-16.99%
Total allowance for loan losses to total loans	0.74%	0.76%	-0.02%
Nonaccrual loans to total loans	0.32%	0.30%	0.02%
Non accrual loans and OREO to total assets	0.35%	0.52%	-0.17%
Net charge-offs to average loans	0.16%	0.44%	-0.28%
Equity to assets at period end	10.24%	10.05%	0.26%